Exhibit 99.1

Selective Reports First Quarter 2023 Results, Including Net Income of $1.48 per Diluted Common Share and Non-GAAP Operating Income1 of $1.44 per Diluted Common Share

First Quarter 2023 Return on Common Equity ("ROE") of 15.1% and Non-GAAP Operating ROE1 of 14.6%

In the first quarter of 2023, we reported:

•Net premiums written ("NPW") increased 12% compared to the first quarter of 2022;
•GAAP combined ratio of 95.7%, compared to 93.1% in the first quarter of 2022;
•Commercial Lines renewal pure price increases averaged 7.0%, compared to 4.8% in the first quarter of 2022;
•After-tax net investment income of $73 million, up 25% compared to the first quarter of 2022;
•Book value per common share of $40.82, up 5.8% in the first quarter; and
•Adjusted book value per common share¹ of $46.61, up 2.5% in the first quarter.

Branchville, NJ - May 3, 2023 - Selective Insurance Group, Inc. (NASDAQ: SIGI) reported financial results for the first quarter ended March 31, 2023, with net income per diluted common share of $1.48 and non-GAAP operating income1 per diluted common share of $1.44. The first quarter combined ratio was a profitable 95.7%, inclusive of 6.1 points of catastrophe losses.

NPW increased 12% from a year ago and growth was strong across all our underwriting segments, driven by renewal pure price increases, solid retention, new business, and strong exposure growth. For the quarter, the Investments segment contributed 12.2 points of annualized ROE.

"We are pleased with our strong start to 2023, delivering excellent growth and solid underwriting margins despite elevated catastrophe losses. Our underwriting discipline and long-term approach to managing price increases relative to projected loss trends are the primary drivers of our consistent success. We are well positioned to navigate the challenging economic and insurance loss cost environments, with a strong balance sheet, sophisticated underwriting capabilities, and excellent distribution partner relationships," said John J. Marchioni, Chairman, President and Chief Executive Officer.

Operating Highlights

Consolidated Financial Results	Quarter ended March 31,			Change
$ and shares in millions, except per share data	2023		2022
Net premiums written	$999.8		889.8	12%
Net premiums earned	902.3		812.3	11
Net investment income earned	91.5		72.6	26
Net realized and unrealized gains (losses), pre-tax	3.3		(40.4)	(108)
Total revenues	999.8		846.1	18
Net underwriting income, after-tax	31.0		44.1	(30)
Net investment income, after-tax	73.1		58.5	25
Net income available to common stockholders	90.3		54.0	67
Non-GAAP operating income[1]	87.6		85.9	2
Combined ratio	95.7%		93.1	2.6	pts
Loss and loss expense ratio	62.9		60.8	2.1
Underwriting expense ratio	32.6		32.1	0.5
Dividends to policyholders ratio	0.2		0.2	—
Net catastrophe losses	6.1	pts	2.5	3.6
Non-catastrophe property losses and loss expenses	16.4		18.5	(2.1)
(Favorable) prior year reserve development on casualty lines	(1.4)		(2.5)	1.1
Net income available to common stockholders per diluted common share	$1.48		0.89	66%
Non-GAAP operating income per diluted common share[1]	1.44		1.41	2
Weighted average diluted common shares	60.9		60.8	—
Book value per common share	$40.82		42.73	(4)
Adjusted book value per common share[1]	46.61		43.80	6

Overall Insurance Operations

For the first quarter, overall NPW increased 12% from a year ago, reflecting average renewal pure price increases of 6.6%, solid retention, new business, and strong exposure growth. Our 95.7% combined ratio in the quarter was up from 93.1% a year ago, driven principally by higher catastrophe losses and lower prior year favorable casualty reserve development. The quarter's catastrophe losses were driven by three large storms totaling $39 million in ultimate pre-tax losses. Prior year favorable casualty reserve development totaled $13.0 million, and included $10.0 million from our workers compensation line of business and $5.0 million from our excess and surplus casualty line of business, partially offset by $2.0 million of unfavorable development in our personal auto line of business. Our Insurance Operations generated 5.2 points of annualized ROE in the quarter.

Standard Commercial Lines Segment

For the first quarter, Standard Commercial Lines premiums (representing 81% of total NPW) increased 10% compared to a year ago. The premium growth reflected average renewal pure price increases of 7.0%, new business growth of 15%, strong exposure growth, and consistently solid retention of 86%. The first quarter combined ratio was 94.7%. The following table shows the variances relative to the 93.6% combined ratio a year ago:

Standard Commercial Lines Segment	Quarter ended March 31,			Change
$ in millions	2023		2022
Net premiums written	$813.3		737.6	10%
Net premiums earned	731.6		661.5	11
Combined ratio	94.7%		93.6	1.1	pts
Loss and loss expense ratio	61.2		60.4	0.8
Underwriting expense ratio	33.3		33.0	0.3
Dividends to policyholders ratio	0.2		0.2	—
Net catastrophe losses	4.8	pts	2.3	2.5
Non-catastrophe property losses and loss expenses	14.4		17.5	(3.1)
(Favorable) prior year reserve development on casualty lines	(1.4)		(3.0)	1.6

Standard Personal Lines Segment

For the first quarter, Standard Personal Lines premiums (representing 9% of total NPW) increased 31% compared to a year ago. Renewal pure price increases averaged 1.8%, retention was 87%, and new business was up $16.7 million, compared to last year. The first quarter combined ratio was 116.0% and included 17.9 points of catastrophe losses and 2.4 points of unfavorable reserve development. The following table shows the variances relative to the 91.0% combined ratio a year ago:

Standard Personal Lines Segment	Quarter ended March 31,			Change
$ in millions	2023		2022
Net premiums written	$85.3		65.1	31%
Net premiums earned	81.9		72.6	13
Combined ratio	116.0%		91.0	25.0	pts
Loss and loss expense ratio	89.4		66.8	22.6
Underwriting expense ratio	26.6		24.2	2.4
Net catastrophe losses	17.9	pts	6.0	11.9
Non-catastrophe property losses and loss expenses	41.3		35.2	6.1
Unfavorable prior year reserve development on casualty lines	2.4		—	2.4

Excess and Surplus Lines Segment

For the first quarter, Excess and Surplus Lines premiums (representing 10% of total NPW) increased 16% compared to the prior-year period, driven by average renewal pure price increases of 7.4% and new business growth of 9%. The first quarter combined ratio was 85.0%. The following table shows the variances relative to the 91.1% combined ratio a year ago:

Excess and Surplus Lines Segment	Quarter ended March 31,			Change
$ in millions	2023		2022
Net premiums written	$101.2		87.1	16%
Net premiums earned	88.9		78.2	14
Combined ratio	85.0%		91.1	(6.1)	pts
Loss and loss expense ratio	52.8		59.1	(6.3)
Underwriting expense ratio	32.2		32.0	0.2
Net catastrophe losses	6.3	pts	1.7	4.6
Non-catastrophe property losses and loss expenses	10.1		11.6	(1.5)
(Favorable) prior year reserve development on casualty lines	(5.6)		—	(5.6)

Investments Segment

For the first quarter, after-tax net investment income of $73 million was 25% higher than the prior year period. Investment income from our fixed income securities portfolio was up 49% compared to the prior year, driven by higher book yields from the investment of operating and investing cash flows over the past year in the higher interest rate environment. After-tax alternative investment income of $6 million was $9 million lower than in the prior-year period. For the quarter, the after-tax income yield averaged 3.7% for the overall portfolio, and 3.8% for the fixed income securities portfolio. Invested assets per dollar of common stockholders' equity was $3.25 at March 31, 2023, and the investment portfolio generated 12.2 points of non-GAAP operating ROE for the quarter.

Investments Segment	Quarter ended March 31,		Change
$ in millions, except per share data	2023	2022
Net investment income earned, after-tax	$73.1	58.5	25%
Net investment income per common share	1.20	0.96	25
Effective tax rate	20.2%	19.4	0.8	pts
Average yields:
Portfolio:
Pre-tax	4.6	3.7	0.9
After-tax	3.7	3.0	0.7
Fixed income securities:
Pre-tax	4.7%	3.2	1.5	pts
After-tax	3.8	2.6	1.2
Annualized ROE contribution	12.2	8.7	3.5

Balance Sheet

$ in millions, except per share data	March 31, 2023	December 31, 2022	Change
Total assets	$11,015.0	10,802.3	2%
Total investments	8,029.4	7,837.5	2
Long-term debt	504.2	504.7	—
Stockholders’ equity	2,669.4	2,527.6	6
Common stockholders' equity	2,469.4	2,327.6	6
Invested assets per dollar of common stockholders’ equity	3.25	3.37	(4)
Net premiums written to policyholders' surplus	1.46	1.44	0.02
Book value per common share	$40.82	38.57	6
Adjusted book value per common share[1]	46.61	45.49	2
Debt to total capitalization	15.9%	16.6%	(0.7)	pts

Book value per common share increased by $2.25, or 5.8%, during the first quarter of 2023. The increase was principally driven by $1.48 of net income per diluted common share and a $1.10 reduction in after-tax net unrealized losses on our fixed income securities portfolio from lower interest rates, partially offset by $0.30 of dividends on our common stock paid to shareholders. During the first quarter of 2023, the Company did not repurchase any shares of common stock. Capacity under our existing repurchase authorization was $84.2 million as of March 31, 2023.

Selective's Board of Directors declared:

•    A quarterly cash dividend on common stock of $0.30 per common share that is payable June 1, 2023, to holders of record on May 15, 2023; and
•    A cash dividend of $287.50 per share on our 4.60% Non-Cumulative Preferred Stock, Series B (equivalent to $0.28750 per depository share) payable on June 15, 2023, to holders of record as of May 31, 2023.

Guidance
For 2023, our full-year expectations remained unchanged and are as follows:
•A GAAP combined ratio of 96.5%, including net catastrophe losses of 4.5 points. Our combined ratio estimate assumes no additional prior year casualty reserve development;
•After-tax net investment income of $300 million that includes after-tax net investment income from our alternative investments of $30 million;
•An overall effective tax rate of approximately 21%, which assumes an effective tax rate of 20% for net investment income and 21% for all other items; and
•Weighted average shares of 61 million on a fully diluted basis.

The supplemental investor package, including financial information not included in this press release, is available on the Investors page of Selective’s website at www.Selective.com. Selective’s quarterly analyst conference call will be simulcast at 10:00 A.M. ET, on Thursday, May 4, 2023, at www.Selective.com. The webcast will be available for rebroadcast until the close of business on June 2, 2023.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. (Nasdaq: SIGI) is a holding company for 10 property and casualty insurance companies rated "A+" (Superior) by AM Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks and flood insurance through the National Flood Insurance Program's Write Your Own Program. Selective has been honored and awarded for its unique position as a leading insurance group and employer of choice, including listing in the Fortune 1000 and three consecutive years as a certified Great Place to Work®. For more information about Selective, visit www.Selective.com.

1Reconciliation of Net Income Available to Common Stockholders to Non-GAAP Operating Income and Certain Other Non-GAAP Measures
Non-GAAP operating income, non-GAAP operating income per diluted common share, and non-GAAP operating return on common equity differ from net income available to common stockholders, net income available to common stockholders per diluted common share, and return on common equity, respectively, by the exclusion of after-tax net realized and unrealized gains and losses on investments included in net income. Adjusted book value per common share differs from book value per common share by the exclusion of total after-tax unrealized gains and losses on investments included in accumulated other comprehensive (loss) income. These non-GAAP measures are used as important financial measures by management, analysts, and investors, because the timing of realized and unrealized investment gains and losses on securities in any given period is largely discretionary. In addition, net realized and unrealized gains and losses on investments could distort the analysis of trends. These operating measurements are not intended as a substitute for net income available to common stockholders, net income available to common stockholders per diluted common share, return on common equity, and book value per common share prepared in accordance with U.S. generally accepted accounting principles (GAAP). Reconciliations of net income available to common stockholders, net income available to common stockholders per diluted common share, return on common equity, and book value per common share to non-GAAP operating income, non-GAAP operating income per diluted common share, non-GAAP operating return on common equity, and adjusted book value per common share, respectively, are provided in the tables below.

Note: All amounts included in this release exclude intercompany transactions.

Reconciliation of Net Income Available to Common Stockholders to Non-GAAP Operating Income

$ in millions	Quarter ended March 31,
	2023	2022
Net income available to common stockholders	$90.3	54.0
Net realized and unrealized investment (gains) losses included in net income, before tax	(3.3)	40.4
Tax on reconciling items	0.7	(8.5)
Non-GAAP operating income	$87.6	85.9

Reconciliation of Net Income Available to Common Stockholders per Diluted Common Share to Non-GAAP Operating Income per Diluted Common Share

	Quarter ended March 31,
	2023	2022
Net income available to common stockholders per diluted common share	$1.48	0.89
Net realized and unrealized investment (gains) losses included in net income, before tax	(0.05)	0.66
Tax on reconciling items	0.01	(0.14)
Non-GAAP operating income per diluted common share	$1.44	1.41

Reconciliation of Return on Common Equity to Non-GAAP Operating Return on Common Equity

	Quarter ended March 31,
	2023	2022
Return on Common Equity	15.1%	8.1
Net realized and unrealized investment (gains) losses included in net income, before tax	(0.6)	6.0
Tax on reconciling items	0.1	(1.3)
Non-GAAP Operating Return on Common Equity	14.6%	12.8

Reconciliation of Book Value per Common Share to Adjusted Book Value per Common Share

	Quarter ended March 31,
	2023	2022
Book value per common share	$40.82	42.73
Total unrealized investment (gains) losses included in accumulated other comprehensive (loss) income, before tax	7.32	1.35
Tax on reconciling items	(1.53)	(0.28)
Adjusted book value per common share	46.61	43.80

Note: Amounts in the tables above may not foot due to rounding.

Forward-Looking Statements

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. These statements relate to our intentions, beliefs, projections, estimations, or forecasts of future events and financial performance. They involve known and unknown risks, uncertainties, and other factors that may cause our or industry actual results, activity levels, or performance to materially differ from those expressed or implied by the forward-looking statements. In some cases, forward-looking statements include the words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” “continue,” or comparable terms. Our forward-looking statements are only predictions, and we can give no assurance that such expectations will prove correct. We undertake no obligation, other than as federal securities laws may require, to publicly update or revise any forward-looking statements for any reason.

Factors that could cause our actual results to differ materially from what we project, forecast, or estimate in forward-looking statements include, without limitation:
•Difficult conditions in global capital markets, the banking sector, commercial real estate, and the economy, including prolonged higher inflation, could increase loss costs and negatively impact investment portfolios;
•Deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and interest rate fluctuations;
•Ratings downgrades on individual securities we own could affect investment values and, therefore, statutory surplus;
•The adequacy of our loss reserves and loss expense reserves;
•Frequency and severity of catastrophic events, including natural events such as hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, floods, and fires and man-made events such as criminal and terrorist acts, including cyber-attacks, explosions, and civil unrest;
•Adverse market, governmental, regulatory, legal, or judicial conditions or actions;
•The geographic concentration of our business in the eastern portion of the United States;
•The cost, terms and conditions, and availability of reinsurance;
•Our ability to collect on reinsurance and the solvency of our reinsurers;
•The impact of changes in U.S. trade policies and imposition of tariffs on imports that may lead to higher than anticipated inflationary trends for our loss and loss expenses;
•Related to COVID-19:
◦We have been successful to date in defending against payment of COVID-19-related business interruption losses based on our policies' terms, conditions, and exclusions. However, should the highest courts determine otherwise, our loss and loss expenses may increase, our related reserves may not be adequate, and our financial condition and liquidity may be materially impacted.
◦We cannot predict the amount our premiums may be reduced, or the impact on our underwriting results, from any future (i) voluntary premium credits on in-force commercial and personal automobile policies, (ii) state insurance commissioner, or other regulatory directives, to implement premium-based credit in lines other than commercial and personal automobile, (iii) voluntary efforts or directives from various state insurance regulators to extend individualized payment flexibility or suspend policy cancellation, late payment notices, and late or reinstatement fees, or (iv) litigation brought by policyholders to recover premiums they allege were excessive during the period of any governmental directive.
•The ongoing Russian war against Ukraine is impacting global economic, banking, commodity, and financial markets, exacerbating ongoing economic challenges, including inflation and supply chain disruption, which influences insurance loss costs, premiums and investment valuation;
•Uncertainties related to insurance premium rate increases and business retention;
•Changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states;
•The effects of data privacy or cyber security laws and regulations on our operations;
•Major defect or failure in our internal controls or information technology and application systems that result in harm to our brand in the marketplace, increased senior executive focus on crisis and reputational management issues and/or increased expenses, particularly if we experience a significant privacy breach;
•Potential tax or federal financial regulatory reform provisions that could pose certain risks to our operations;
•Our ability to maintain favorable ratings from rating agencies, including AM Best, Standard & Poor’s, Moody’s, and Fitch;
•Our entry into new markets and businesses; and
•Other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a constantly changing business environment, and new risk factors may emerge any time.

Selective’s SEC filings can be accessed through the Investors page of Selective’s website, www.Selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Investor Contact: Haley Chrobock 973-948-9588 Investor.Relations@Selective.com	Media Contact: Jamie M. Beal 973-948-1234 Jamie.Beal@Selective.com

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.Selective.com